Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group, Inc. 323-468-2300 smsi@mkr-group.com

Smith Micro to Acquire Birdstep Technology

Transaction furthers Smith Micro’s leadership position in wireless network access,

insights and optimization solutions

ALISO VIEJO, CA, March 8, 2016 – Smith Micro Software, Inc. (NASDAQ: SMSI) today announced that it has signed a definitive agreement to acquire Birdstep Technology’s (OSO: BIRD) software development and marketing arm, based in Stockholm, Sweden. The agreement is subject to approval by Birdstep shareholders and is expected to close on or around April 1, 2016.

The all-cash transaction will add substantial technical resources, including engineers fully trained in wireless connectivity technology, to support the growth of Smith Micro’s business, and enables the company to expand its market presence and customer base in APAC and EMEA.

“Birdstep has been our primary competitor in policy driven solutions designed to optimize the utilization of wireless networks. The acquisition brings trained resources and complementary technology to support the new customers we added at the end of 2015, and will continue to add in 2016,” said William W. Smith Jr., President and CEO of Smith Micro Software. “In addition, Birdstep has a presence in APAC and EMEA that will enable us to reemerge and expand our customer base in these markets. Operators and OEMs that use Birdstep solutions will benefit from a stronger combined portfolio and roadmap, and the confidence of gaining a partner with decades of experience and innovation in wireless software.”

Birdstep provides wireless network optimization solutions that allow operators and OEMs to provision, analyze, select, control, and commercialize Wi-Fi and cellular networks. Based in Stockholm, with offices in Kuala Lumpur and Kansas City, Birdstep generated revenue of approximately $6.8 million in its fiscal year ended December 31, 2015, based on unaudited financial results.

About Smith Micro Software, Inc.:

Smith Micro provides software to simplify and enhance the mobile experience. Our network access, insights, and optimization solutions ensure the best Quality of Experience for wireless users, while embedded mobile software creates new opportunities for wireless service providers and B2C businesses to engage with consumers via smartphones. Our portfolio also includes content monetization solutions such as visual messaging, video streaming, and a variety of 2D and 3D graphics applications. For more information, visit smithmicro.com. (NASDAQ: SMSI)

Safe Harbor Statement:

This release may contain forward-looking statements that involve risks and uncertainties including, without limitation, forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business, and the anticipated timing and financial performance of new products. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. Third-party trademarks mentioned are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Smith Micro and any other company.